Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contacts:
Ameresco: Leila Dillon, 508-661-2264, news@ameresco.com

Ameresco Elects Nickolas Stavropoulos to Board of Directors

FRAMINGHAM, MASS.- April 24, 2019 - Ameresco, Inc., (NYSE: AMRC), a leading energy efficiency and renewable energy company, announced today that Nickolas Stavropoulos was elected to serve on its Board of Directors.

Most recently, Mr. Stavropoulos served as president and chief operations officer of Pacific Gas and Electric Company (PG&E) - a position he held from March 2017 through September 2018. Under his leadership, PG&E solidified its reputation as one of the most reliable utilities in the United States. Mr. Stavropoulos originally joined PG&E in 2011 and held two other leadership positions in its gas organization. At the time of his departure, PG&E’s gas business was the only North American utility to have earned or qualified for the industry’s four third-party certifications for safety.

“Nickolas is a tremendous asset and addition to our Board, not only for his strengths as a business leader, but for his detailed knowledge of the U.S. natural gas and electric sector,” said George P. Sakellaris, chairman, president and CEO of Ameresco. “In his more than three decades at the helm of some of the nation’s most respected utilities, Nickolas has witnessed transformative changes in the industry and helped steer each of his organizations through the quest toward renewable energy. As we chart the path forward for Ameresco’s continued growth globally, we will look to Nickolas for expert counsel and guidance, particularly with our renewable natural gas business.”

“Most of my career has been focused on optimizing the operation of gas systems to ensure the highest standards of safety and reliability. I look forward to joining the other members of Ameresco’s Board of Directors to impart the knowledge I have gained over the years and seeing the company through this exciting time in history when more public and private organizations are valuing renewable and alternative energy,” Stavropoulos said.

Before joining Pacific Gas and Electric Company, Mr. Stavropoulos served as executive vice president and COO of National Grid from 2007 through 2011. Mr. Stavropoulos has also held senior leadership roles at KeySpan Energy Delivery, Colonial Gas Company and Boston Gas.

About Ameresco, Inc.
Founded in 2000, Ameresco, Inc. (NYSE:AMRC) is a leading independent provider of comprehensive services, energy efficiency, infrastructure upgrades, asset sustainability and renewable energy solutions for businesses and organizations throughout North America and Europe. Ameresco’s sustainability services include upgrades to a facility’s energy infrastructure and the development, construction and operation of renewable energy plants. Ameresco has successfully completed energy saving, environmentally responsible projects with Federal, state and local governments, healthcare and educational institutions, housing authorities, and commercial and industrial customers. With its corporate headquarters in Framingham, MA, Ameresco has more than 1,000 employees providing local expertise in the United States, Canada, and the United Kingdom. For more information, visit www.ameresco.com.